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                                                                   EXHIBIT 21.1

                SUBSIDIARIES OF FIRST INTERSTATE BANCSYSTEM, INC.

                           State of Incorporation or
      Subsidiary          Jurisdiction of Organization       Business Name
-------------------------------------------------------------------------------
First Interstate Bank           Montana                First Interstate Bank

First Interstate Bank           Wyoming                First Interstate Bank

Commerce Financial, Inc.        Montana               Commerce Financial, Inc

FIB Capital Trust               Delaware                 FIB Capital Trust




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